Exhibit 17.2

October 31, 2017

Sichuan Leaders Petrochemical Company

3904 US Highway 301 North, Ellenton,

FL  34222

Dear Sir:

I hereby immediately resign as the Corporate Secretary of Sichuan Leaders Petrochemical Company effective immediately.

Very truly yours,

/s/ Tina M. Donnelly
Tina M. Donnelly